Exhibit 3.2.119

FILED In the Office of the Secretary of State of Texas JAN 25 1984 Clerk D Corporation Section

ARTICLES OF INCORPORATION

OF

LOEWS DEAUVILLE NORTH CINEMAS, INC.

I, the undersigned, a natural person of the age of twenty-one years or more, acting as the incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is LOEWS DEAUVILLE NORTH CINEMAS, INC.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are the following, and shall include the transaction of any or all lawful business for which corporations may be Incorporated under this Act:

To own, acquire, purchase, erect, equip, lease, operate, manage and conduct motion picture theatres, drive-in theatres, opera houses, public halls and theatres and places of amusement of every kind and description; to produce, manufacture, purchase, sell, lease, hire, exhibit and exploit performances and attractions of various kinds and natures, Including moving pictures, vaudeville, dramatic, operatic, musical and dance performances, and intellectual and Instructive entertainment; to manufacture, produce, purchase, own, sell, lease, hire, license, distribute, and otherwise dispose and to deal in and with moving picture machines, cameras, machinery, devices, appliances, and articles of all kinds used in photographic and motion picture arts, and plates, slides and films therefor, and materials, supplies, appliances, apparatus, machinery and other articles necessary and convenient for use in connection therewith; to acquire, own and dispose of costumes, scenery, properties, libraries, and other material and property for use in connection with the giving of operatic, dramatic, and motion picture entertainments, and performances of all kinds; to employ and act as agent and manager for singers, musicians, actors, performers of all kinds; to acquire, own and dispose of (including licensing thereof), plays, scenarios, photo-plays, news, songs, magazines, motion pictures, and pictures of all kinds, dramatic and musical, and motion picture productions of every kind; to acquire, own, maintain, operate, dispose of and deal with and in studios and other plants and equipment for or in connection with the production of motion pictures and productions of all kinds; to deal in amusement enterprises of every kind and description; and generally to carry on the business of motion pictures and theatrical proprietors, managers, producers and caterers for and to public entertainment and amusements, as well as to do all things necessary and incident thereto.

To manufacture, buy, sell and generally deal in popcorn, candy, beverages, sandwiches, and food of all kinds and description, and goods, wares, merchandise, electronic amusement devices, pinball machines and personal property of every kind.

To purchase, lease or otherwise acquire, hold, improve, sell, lease, mortgage and generally deal in lands, buildings and interests herein.

To own, erect, buy, lease, acquire, hold, use or dispose of any and all stores, factories, machinery equipment and supplies of every nature and description necessary, useful or convenient in the manufacturing, producing, processing or marketing of the aforesaid articles and any other items or materials produced or dealt in by the corporation.

To buy, or otherwise acquire, hold, lease, sell, exchange, mortgage, pledge or otherwise dispose of any real estate or real property or personal property, rights, franchises or goodwill necessary to the foregoing; in general to carry on any related or incidental business in connection with the foregoing in all of the State, territories and dependencies of the United States and in foreign countries subject to the provisions of Part II of the T.M.C.L.A.

To indemnify any director or officer or former director or officer of the corporation, or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by him in connection with the defense or any action, suit, or proceeding in which he is made a party by reason of being or having been such director or officer, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty, but such indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled, under any by-law, agreement, vote of shareholders, or otherwise.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is 5,000, all of which are $1.00 par value.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand ($1,000.00) Dollars, consisting of money, labor done or property actually received.

ARTICLE SIX

The post-office address of its initial registered office is the Littlefleld Building, Austin, Texas 78701, and the name of its initial registered agent at such address is the United States Corporation Company.

ARTICLE SEVEN

The number of directors constituting the initial Board of Directors is three and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Addresses
Kathleen Moreno	666 Fifth Avenue New York, New York 10103

Allen Brown	666 Fifth Avenue New York, New York 10103

Marie Moore	666 Fifth Avenue New York, New York 10103

ARTICLE EIGHT

The name and address of the incorporator is:

Name	Address
Barbara R. Corbett	666 Fifth Avenue New York, New York 10103

IN WITNESS WHEREOF, I have hereunto set my hand on the day opposite my signature

/s/ BARBARA R. CORBETT

Dated: January 24, 1984

STATE OF NEW YORK	)
	)	SS:
COUNTY OF NEW YORK	)

I, CAROL DOKTORSKI, a Notary Public, do hereby certify that on the 24th day of January, l984, personally appeared before me BARBARA R. CORBETT, who, being by me first duly sworn, declared that she is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.

/s/ CAROL DOKTORSKI
CAROL DOKTORSKI
NOTARY PUBLIC, State of New York
No. 30-4720614
Qualified _ N. ___ County
Cert. Filed in New York County
Commission Expires March 30, 1984

FILED
In the Office of the Secretary of State of Texas
MAR 21 2002

ARTICLES OF AMENDMENT

Pursuant to the provisions of the Texas Business Corporation Act, the undersigned corporation hereby amends its Articles of Incorporation, and for that purpose, submits the following statement:

5.	The name of the corporation is: Loews Deauville North Cinemas, Inc.

6.	Article Four of the Articles of Incorporation is hereby amended by adding the following sentence:

“In accordance with Section 1123(a)(6) of the Bankruptcy Code, this corporation shall not issue non-voting equity securities prior to March 21, 2003.”

7.	In accordance with Article 4.14 of the Texas Business Corporation Act, this Amendment to the Articles of Incorporation was made pursuant to a provision contained in an order by the United States Bankruptcy Court for the Southern District of New York having jurisdiction under 28 U.S.C. § 157(b)(2)(A); 157(b)(2)(L); and 157(b)(2)(O) over a proceeding for the reorganization of this corporation in the matter of In re Loews Cineplex Entertainment Corporation et. al., case number 01-40557, confirmed and approved on March 1, 2002.

8.	The date of adoption of each amendment is: March 21, 2002.

Dated: March 21, 2002

/s/ BRYAN BERNDT
Bryan Berndt
Vice President, signing pursuant to the Bankruptcy Court order and in accordance with Article 4.14 of the Texas Business Corporation Act